Exhibit 99.1

News Release

IBIS TECHNOLOGY FILES ARTICLES OF DISSOLUTION; ANNOUNCES RECORD DATE AND AMOUNT FOR LIQUIDATING DISTRIBUTION

DANVERS, Mass., February 13, 2009—Ibis Technology Corporation (“Ibis” or the “Company”) (IBIS.PK) today announced that it has filed Articles of Dissolution with the Secretary of the Commonwealth of Massachusetts, which filing was effective today.

In connection with this filing, effective as of February 23, 2009, Ibis will close its stock transfer books and discontinue recording transfers of shares of its common stock, except for transfers by will, intestate succession or operation of law.

Ibis also announced today that its Board of Directors has declared a liquidating distribution of $0.07 per share on each outstanding share of the Company’s common stock.  This distribution is expected to be made on or about February 25, 2009 to all stockholders of record of the Company’s common stock as of the close of business on February 23, 2009.

At a special meeting of the stockholders held on January 30, 2009, the stockholders approved a Plan of Complete Liquidation and Dissolution of the Company.  The liquidating distribution announced today represents a partial distribution to Ibis’ stockholders of funds remaining at the Company.

Pursuant to Massachusetts law, the Company has established a reserve to pay wind down costs and other anticipated and unanticpated expenses.  Although no assurances can be given, the Company hopes to make at least one additional liquidating distribution out of any remaining funds to the holders of record of its common stock as of February 23, 2009.  Though the timing and amount of any future liquidating distribution or distributions are not yet known, the Company does not presently anticipate making a final liquidating distribution prior to February 2012.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the timing and amount of potential future liquidating distribution payments and amounts available for distribution to holders of common stock.  These statements reflect the Company’s current expectations with respect to future events and are based on its management’s current assumptions and information currently available.  Actual results may differ materially.  There can be no assurance that the Company’s expectations will be achieved.  Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, as well as in the

Company’s definitive proxy statement filed on November 25, 2008.  These forward-looking statements are neither promises nor guarantees.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Ibis undertakes no responsibility to revise or update any such forward-looking information.

Company Contact:

William J. Schmidt

CFO & Treasurer

Ibis Technology Corporation

Phone: (978) 777-4247

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